Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2008 (the “Effective Date”), by and between Echo Global Logistics, Inc., a Delaware Corporation (the “Company”), and Scott Pettit (“Pettit”).

1.                                       Employment, Position and Duties.  The Company agrees to employ Pettit, and Pettit agrees to be employed by the Company, upon the terms and conditions of this Agreement. Pettit shall be employed by the Company as the Company’s Chief Financial Officer reporting to the Chief Executive Officer and to the Board of Directors of the Company (the “Board”). In this capacity, Pettit agrees to devote his full time, energy and skill to the faithful performance of his duties herein, and shall perform the duties and carry out the responsibilities assigned to him to the best of his ability and in a diligent, businesslike and efficient manner. Pettit’s duties shall include all those duties customarily performed by a Chief Financial Officer, as well as those additional duties commensurate with his position as Chief Financial Officer that may be reasonably assigned by the CEO and the Board. Pettit shall comply with any policies and procedures established for Company employees, including without limitation, those policies and procedures contained in the Company’s employee handbook previously delivered to Pettit.

2.                                       Director Meetings.  At the invitation of the Board, Pettit shall be entitled to attend all meetings of the Board; provided, that the Directors may exclude Pettit from all or any portion of a meeting if the Directors believes in good faith that such exclusion is reasonably necessary for the effective conduct of business by the Board or management of the Company or to preserve the confidentiality or privileged nature of certain information.

3.                                       Term of Employment.  This Agreement shall become effective upon the Effective Date. The term of this Agreement shall commence on December 27, 2007 and shall expire on December 27, 2012 unless earlier terminated by either party, in accordance with the terms of this Agreement and/or the following sentence. This Agreement may be terminated by Pettit or by the Company, at any time, with or without Cause (as defined below). Upon the termination of Pettit’s employment with the Company for any reason, neither party shall have any further obligation or liability under this Agreement to the other party, except as set forth in Sections 6, 7, 8, 9, 10, 11 and 12 of this Agreement.

4.                                       Compensation.  Pettit shall be compensated by the Company for his services as follows:

(a)                                  Base Salary.  From the commencement of this Agreement through December 27, 2008, Pettit shall be paid a base salary (“Base Salary”) of $200,000 per year, subject to applicable withholding, in accordance with the Company’s normal payroll procedures. In each year thereafter, Pettit’s base salary shall increase by not less than 5% per year through December 27, 2012, subject to applicable withholding, in accordance with the Company’s normal payroll procedures.

(b)                                 Benefits.  During the term of this Agreement, Pettit shall have the right, on the same basis as other members of senior management of the Company, to participate in and to receive benefits under any of the Company’s executive and employee benefit plans, insurance programs and/or indemnification agreements, as may be in effect from time to time, subject to any applicable waiting periods and other restrictions. In addition, Pettit shall be entitled to the benefits afforded to other members of senior management under the Company’s vacation, holiday and business expense reimbursement policies.

(c)                                  Bonuses.

(i)                                     Performance Bonus.  In addition to the Base Salary, Pettit shall be eligible to receive an annual performance bonus (“Performance Bonus”) targeted at 30% of his base salary and upside potential of up to one hundred percent (100%) of his Base Salary. The Performance Bonus shall be a discretionary bonus, determined in the sole discretion of the Board, based upon Pettit’s performance of his duties and the Company’s financial performance, as well certain performance targets that may be approved from time to time by the Board. The Performance Bonus shall be paid within 45 days following the end of each fiscal year of the Company.

(d)                                 Expenses.  In addition to reimbursement for business expenses incurred by Pettit in the normal and ordinary course of his employment by the Company pursuant to the Company’s standard business expense reimbursement policies and procedures, the Company shall reimburse Pettit for the full amount of his insurance costs should he elect to participate in the Company’s insurance program(s).

(e)                                  Other Insurance Costs.  Company also agrees to pay the premiums for a life insurance policy currently in effect which Pettit purchased prior to the commencement of employment which shall not exceed $9,250 annually. Pettit shall tender to Company invoices for premiums and Company shall make timely payments as required. Upon termination of employment the responsibility for payment of premiums shall revert to Pettit. Pettit reserves the right at all times to designate the beneficiary of the policy.

5.                                       Stock Options.  On the Effective Date, Pettit shall be granted one or more options (the “Options”) to purchase an aggregate of 200,000 A Common Non-Voting Shares of Stock of the Company (the “Shares”) at a purchase price of $13.00 per Share (or such other amount as shall be determined to be the fair market value of each Share as of the Effective Date by the independent valuation firm to be retained by the Company in accordance with FAS 123R). The Shares acquired upon exercise of the Options shall be subject to a right of first refusal which shall terminate upon the completion of the Company’s Initial Public Offering (as defined below). In the event that Pettit’s employment with the Company is terminated, Pettit shall have ninety (90) days following such termination to exercise any vested Options; provided, however, that in the case of termination due to death or disability, such period shall be six (6) months. Notwithstanding the foregoing, the Options shall not be exercisable after the expiration of their terms. The Options shall vest as follows: 50,000 Shares on December 27, 2007 (which options shall be immediately exercisable); an additional 30,000 Shares on December 27, 2008; an additional 30,000 Shares on December 27, 2009; an additional 30,000 Shares on December 27, 2010; an additional 30,000 Shares on December 27, 2011; and an additional 30,000 Shares on December 27, 2012. Except as provided herein, such Options shall be subject to the terms of the Company’s 2006 Option Plan and the option agreement provided to Pettit pursuant to the plan, and Pettit’s receipt of the Options shall be subject to his executing such option agreement. A copy of each of the 2006 Option Plan and such option agreement are attached hereto as Exhibit A and Exhibit B, respectively- The number of Shares and option price per Share set forth in this Section 5 shall be adjusted to reflect any Share splits or Share dividends after the Effective Date. In addition, upon completion of an Initial Public Offering, the Options shall be exercisable for shares of the class of common equity securities sold in such offering.

For purposes of this Agreement, “Initial Public Offering” means any initial public offering by the Company of its common equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or any comparable statement under any similar federal law then in force, that results in no less than $50,000,000 of net proceeds into the Company.

(a)                                  Conversion of Shares.  Unless the Shares shall have previously converted in accordance with Section 5 as the result of an Initial Public Offering, upon full vesting of all 200,000 Options specified above, and upon Pettit exercising all of the Options, the Shares shall convert from A Common Non-Voting Shares to A Common Shares.

(b)                                 Acceleration of Options.  The vesting of the Options shall accelerate, in the proportion specified herein, in the event that, during the term of this Agreement, there occurs the sale to any third party of at least fifty percent (50%) of the total then-outstanding capital stock of the Company for a cash or publicly traded stock purchase price equal to at least $13.00 (thirteen dollars) per Share. If either of these acceleration events occur within the first two years of this Agreement, then fifty percent (50%) of the unvested Options shall accelerate; if either of these acceleration events occur after the first two years of this Agreement, then seventy-five percent (75%) of the unvested Options shall accelerate.

6.                                       Benefits Upon Termination.

(a)                                  Termination for Cause or Termination for Other than Good Reason.  In the event of the termination of Pettit’s employment by the Company for Cause (as defined below), the termination of Pettit’s employment by reason of his death or disability, or the termination of Pettit’s employment by Pettit for any reason other than Good Reason (as defined below), Pettit shall be entitled to no further compensation or benefits from the Company other than those earned under Sections 4(a), 4(b), and 4(c) through the date of termination, or in the case of any Options, vested through the date of termination. Any unvested portion of the Options shall thereupon terminate immediately.

For purposes of this Agreement, a termination for “Cause” occurs if Pettit’s employment is terminated by the Company for any of the following reasons:

(i)                                     his failure to perform reasonably assigned duties as Chief Financial Officer of the Company after written notice of such failure and a thirty (30) day period in which to remedy such failure,

(ii)                                  theft, dishonesty, or falsification of any employment or Company records by Pettit;

(iii)                               the determination by the Board that Pettit has committed an act or acts constituting a felony or any act involving moral turpitude; or

(iv)                              the determination by the Board that Pettit has engaged in willful misconduct or gross negligence that has had a material adverse effect on the Company’s reputation or business; or the material breach by Pettit of any provision of this Agreement after written notice of such breach and a reasonable opportunity to cure such breach.

For purposes of this Agreement, a termination for “Good Reason” occurs if Pettit terminates his employment for any of the following reasons:

(i)                                     the Company materially reduces Pettit’s duties or responsibilities below what is customary for a Chief Financial Officer of a business that is similar to Company without Pettit’s consent;

(ii)                                  the Company requires Pettit to relocate his office more than 100 miles from the current office of the Company without his consent; or

(iii)                               the Company has breached the terms of this Agreement and such breach continues for more than thirty (30) days after notice from Pettit to the Company specifying the action which constitutes the breach and demanding its discontinuance.

(b)                                 Termination Without Cause or Termination for Good Reason.  If Pettit’s employment is terminated by the Company after December 27, 2008 for any reason other than for Cause or by reason of his death or disability, or if Pettit’s employment is terminated by Pettit for Good Reason, Pettit shall be entitled to:

(i)                                     receive continued payment of his Base Salary, less applicable withholding, in accordance with the Company’s normal payroll procedures, for twelve (12) months following the termination of Pettit’s employment; and

(ii)                                  additional vesting of 40,000 otherwise unvested Options; and

(iii)                               receive continued Company provided insurance benefits with the costs borne by Company for Pettit and his dependents until such time as he has secured comparable benefits through another organization’s benefits program; and

Notwithstanding anything to the contrary herein, no payments shall be due under this Section 6(b) unless and until Pettit shall have executed a general release and waiver of claims against the Company, consistent with Section 4 below, and in a form reasonably satisfactory to the Company, and the execution of such general release and waiver shall be a condition to Pettit’s rights under this Section 6(b).

7.                                       Change of Control.  If, during the three (3) months prior to the public announcement of a proposed Change of Control, or at any time within twelve (12) months following a Change of Control, Pettit’s employment is terminated by the Company for any reason other than Cause, or terminated by Pettit for Good Reason, Pettit shall be entitled to, in addition to the compensation and benefits outlined under Section 6(b) above, immediate vesting of all unvested Options as if Pettit’s employment had continued for the entire period through which Pettit could have earned options prior to the termination. For purposes of this Agreement, a “Change of Control” shall have the same meaning as the term “Change of Control” set forth in the Company’s 2006 Option Plan.

8.                                       Employee Inventions and Proprietary Rights Assignment Agreement.  Pettit agrees to abide by the terms and conditions of the Company’s standard Employee Inventions and Proprietary Rights Assignment Agreement as executed by Pettit and attached hereto as Exhibit C.

9.                                       Covenants Not to Compete or Solicit.  During Pettit’s employment and for a period of twenty-four (24) months following the termination of Pettit’s employment for any reason, so long as Pettit is being paid severance in accordance with the terms of Section 6(b) above, Pettit shall not, anywhere in the Geographic Area (as defined below), other than on behalf of Company or with the prior written consent of Company, directly or indirectly:

(a)                                  perform services for (whether as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise), have any ownership interest in (except for passive ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act or Section 12 of the Securities Exchange Act of 1934, as amended), or participate in the financing, operation, management or control of, any firm, partnership, corporation, entity or business that engages or participates in a “competing business purpose” (as defined below);

(b)                                 induce or attempt to induce any customer, potential customer, supplier, licensee, licensor or business relation of Company to cease doing business with Company, or in any way interfere with the relationship between any customer, potential customer, supplier, licensee, licensor or business relation of Company or solicit the business of any customer or potential customer of Company, whether or not Pettit had personal contact with such entity; and

(c)                                  solicit, encourage, hire or take any other action which is intended to induce or encourage, or has the effect of inducing or encouraging, any employee or Independent Contractor of Company or any subsidiary of Company to terminate his or his employment or relationship with Company or any subsidiary of the Company, other than in the discharge of his duties as an officer of the Company.

In the event that Pettit receives a waiver of the “non-competition” provision from Company, which Company may or may not grant in its sole discretion, Pettit agrees that he will waive any further claim for severance and insurance benefits beginning on the date of his employment with a new organization, provided that such new employment is comparable to Pettit’s employment with Company in salary and benefits.

For the purpose of this Agreement, the term “competing business purpose” shall mean the sale or provision of any transportation or logistics-related services that are competitive with in any manner the products sold or offered by the Company during the term of this Agreement. The term “Geographic Area” shall mean the United States of America.

The covenants contained in this Section 9 shall be construed as a series of separate covenants, one for each county, city, state, or any similar subdivision in any Geographic Area. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding Sections. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 9 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

10.                                 Equitable Remedies.  Pettit acknowledges and agrees that the agreements and covenants set forth in Sections 8 and 9 are reasonable and necessary for the protection of the Company’s business interests, that irreparable injury will result to the Company if Pettit breaches any of the terms of said covenants, and that in the event of Pettit’s actual or threatened breach of any such covenants, the Company will have no adequate remedy at law. Pettit accordingly agrees that, in the event of any actual or threatened breach by Pettit of any of said covenants, the Company will be entitled to seek immediate injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages. Nothing in this Section 10 will be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages that it is able to prove.

11.                                 Dispute Resolution.  In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Pettit and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Chicago, Illinois in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). Pettit acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Notwithstanding the foregoing, this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

12.                                 Attorneys’ Fees.  Either party shall be entitled to recover from the other party his or its his reasonable attorneys’ fees and costs if such party prevails in an action to enforce any right arising out of this Agreement.

13.                                 Governing Law.  This Agreement has been executed in the State of Illinois, and Pettit and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of Illinois, without regard to its conflicts of laws principles.

14.                                 Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns, provided that successor or assignee is the successor to substantially all of the assets of the Company, or a majority of its then outstanding Shares, and that such successor or assignee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law. In view of the personal nature of the services to be performed under this Agreement by Pettit, she shall not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as otherwise noted herein.

15.                                 Entire Agreement.  This Agreement, including its attached Exhibits, constitutes the entire employment agreement between Pettit and the Company regarding the terms and conditions of his employment, with the exception of (i) those provisions of the Company’s 2006 Option Plan incorporated by reference pursuant to Section 7, any stock option agreement between Pettit and the Company described in Section 5. This Agreement (including the documents described in clauses (i) and (ii) of this Section 15) supersedes all prior negotiations, representations or agreements between Pettit and the Company, whether written or oral, concerning Pettit’s employment.

16.                                 No Conflict.  Pettit represents and warrants to the Company that neither his entry into this Agreement nor his performance of his obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of any other agreement or obligation to which Pettit is a party or by which Pettit is bound, including without limitation, any non-competition or confidentiality agreement previously entered into by Pettit.

17.                                 Validity.  Except as otherwise provided in Section 9, above, if any one or more of the provisions (or any part thereof) of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

18.                                 Modification.  This Agreement may not be modified or amended except by a written agreement signed by Pettit and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Echo Global Logistics, Inc.

Date: December 19, 2007	By:	/s/ Douglas R. Waggoner
	Name:	Douglas R. Waggoner
	Its:	Chief Executive Officer

Date: December 19, 2007	/s/ Scott Pettit
Scott Pettit

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (“Agreement”), made this 19th day of December, 2007, is intended to formalize in writing certain understandings and procedures between Scott Pettit (“Employee”) and Echo Global Logistics, a Delaware Limited Liability Corporation, by and on behalf of itself and its successor companies, affiliated companies, and assigns (hereinafter referred to collectively as “Company”), and reiterates those understandings and procedures which have been in effect since Employee was initially employed by and/or doing work (if such date is prior to the above date).

In return for Employee’s new or continued employment and/or payment for services rendered by Company and other good and valuable consideration, the receipt and sufficiency of which Employee hereby acknowledges, Employee acknowledges and agrees that:

1.             Duties; At-Will Employment; No Conflict.  Employee will perform for Company such duties as may be designated by Company from time to time. Employee agrees that Employee’s employment and/or independent contractor relationship with Company is for no specified term, and may be terminated by Company at any time, with or without cause, and with or without notice. Similarly, Employee may terminate Employee’s employment with Company at any time, with or without cause, and with or without notice. During Employee’s period of employment by Company, Employee will devote their best efforts to the interests of Company and will not engage in other employment, and will not engage in any activities determined by Company to be detrimental to the best interests of the Company without the prior written consent of Company.

2.             Compensation.  The Company shall pay to the Employee fees as described in an offer letter signed by Employee and Company, or as modified thereafter by Company through written notice to Employee, for work actually performed by Employee hereunder. Such payments shall be made according to Company’s standard payroll policy.

3.             Proprietary Information.  Employee’s employment and/or independent contractor status creates a relationship of confidence and trust between Company and me with respect to any information:

(a)           Applicable to the business of Company; or

(b)           Applicable to the business of any client or customer of Company, which may be made known to me by Company or by any client or customer of Company, or learned by me in such context during the period of my employment.

All such information has commercial value in the business in which Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information “Proprietary Information” also includes proprietary or confidential information of any third party who may disclose such information to Company or to me in the course of Company’s business.

4.             Ownership and Nondisclosure of Proprietary Information.  All Proprietary Information is the sole property of Company, Company’s assigns, and Company’s customers, and Company, Company’s assigns and Company’s customers shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information. Employee hereby does and will assign to Company all rights, title and interest Employee may have or acquire in the Proprietary Information. At all times, both during Employee’s employment by Company and after termination of such employment, Employee will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything directly relating to Proprietary Information without the written consent of Company, except as may be necessary in the ordinary course of performing Employee’s duties as an employee of Company.

5.             Ownership and Return of Materials.  All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to Employee by Company shall remain the property of Company. Upon termination of Employee’s employment and/or independent contractor status, or at any time on the request of Company before termination, Employee will promptly (but no later than five (5) days after the earlier of said termination or Company’s request) destroy or deliver to Company, at Company’s option, (a) all materials furnished to Employee by Company, (b) all tangible media of expression which are in Employee’s possession and which incorporate any Proprietary Information or otherwise relate to Company’s business, and (c) written certification of Employee’s compliance with Employee’s obligations under this sentence.

6.             Innovations.  As used in this Agreement, the term “Innovations” means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without imitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Innovations” includes “Inventions,” which is defined to mean any inventions protected under patent laws.

7.             Disclosure of Prior Innovations.  Employee has identified on Exhibit A (“Prior Innovations”) attached hereto all Innovations, applicable to the business of Company or relating in any way to Company’s business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by Employee prior to Employee’s employment with Company (collectively, the “Prior Innovations”), and Employee represents that such list is complete. Employee represents that Employee has no rights in any such Innovations other than those Prior Innovations specified in Exhibit A (“Prior Innovations”). If there is no such list on Exhibit A (“Prior Innovations”),

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Employee represents that Employee has neither conceived, reduced to practice, created, derived, developed nor made any such Prior Innovations at the time of signing this Agreement.

8.             Assignment of Innovations; License of Prior Innovations.  Employee hereby agrees promptly to disclose and describe to Company, and Employee hereby does and will assign to Company or Company’s designee Employee’s entire right, title and interest in and to, (a) each of the Innovations (including Inventions), and any associated intellectual property rights, which Employee may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of Employee’s employment with Company, which either (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to Company’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of Company’s time or with the use of any of Company’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work Employee performed for Company, and (b) each of the Innovations which is not an Invention (as demonstrated by Employee by evidence meeting the clear and convincing standard of proof), and any associated intellectual property rights, which Employee may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make during the period of Employee’s employment with Company, which are applicable to the business of Company (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the “Company Innovations”). To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by Employee to Company, Employee hereby grants to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can be neither assigned nor licensed by Employee to Company, Employee hereby irrevocably waives and agrees never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest to such non-assignable and non-licensable rights. Employee hereby grants to Company or Company’s designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which Employee incorporates, or permit to be incorporated, in any Company Innovations. Notwithstanding the foregoing, Employee agrees that Employee will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company’s prior written consent.

9.             Future Innovations.  Employee recognizes that Innovations or Proprietary Information relating to Employee’s activities while working for Company and conceived, reduced to practice, created, derived, developed, or made by Employee, alone or with others, within six (6) months after termination of Employee’s employment and/or independent contractor relationship may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while employed by or working for Company. Accordingly, Employee agrees that such Innovations and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during Employee’s employment with Company and are to be promptly assigned to Company unless and until Employee has established the contrary by written evidence satisfying the clear and convincing standard of proof.

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10.           Cooperation in Perfecting Rights to Proprietary Information and Innovations.

(a)           Employee agrees to perform, during and after Employee’s employment and/or independent contractor status, all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

(b)           In the event that Company is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Proprietary Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), Employee hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Proprietary Information, or Innovations, all with the same legal force and effect as if executed by me.

11.           No Violation of Rights of Third Parties.  Employee’s performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee prior to Employee’s employment with Company, and Employee will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. Employee is not a party to any other agreement which will interfere with Employee’s full compliance with this Agreement. Employee agrees not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

12.           Survival.  This Agreement (a) shall survive Employee’s employment and/or independent contract with Company; (b) does not in any way restrict Employee’s right or the right of Company to terminate Employee’s employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon Employee’s heirs and legal representatives.

13.           Injunctive Relief.  A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Company for which there will be no

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adequate remedy at law, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

14.           Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Employee shall be sent to any address in Company’s records or such other address as Employee may specify in writing. Notices to Company shall be sent to Company’s Human Resources Department or to such other address as Company may specify in writing,

15.           Governing Law.  This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Illinois, as such laws are applied to agreements entered into and to be performed entirely within Illinois between Illinois residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Illinois, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in Illinois, such personal jurisdiction shall be nonexclusive.

Any controversy, dispute, claim or breach arising out of or relating to this Agreement shall be resolved exclusively by final and binding arbitration to be held in Cook County, Illinois by the American Arbitration Association (“AAA”). EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT THAT PARTY MAY HAVE TO A TRIAL OF ANY KIND, INCLUDING A TRIAL BY JURY. The arbitration proceeding shall be governed by the following rules:

(a)           Written notice of a demand for arbitration must be mailed to the other party and the AAA within ninety (90) days of the occurrence of the claimed breach or other event giving rise to the controversy or claim. Failure to make a timely demand for arbitration shall constitute an absolute bar to the institution of any proceedings and a waiver of the claim.

(b)           The demand for arbitration shall identify the Section(s) of this Agreement alleged to have been breached and shall state the issue proposed to be submitted to arbitration and the remedy sought. The copy of the demand shall be sent to the Chicago office of the American Arbitration Association. The discovery process related to the arbitration proceeding shall comply with the Illinois Rules of Civil Procedure. The arbitration proceeding shall be governed by the AAA’s Commercial Arbitration Rules to the extent they are not inconsistent with these provisions.

(c)           This arbitration provision shall not be applicable to any controversy, dispute, claim or breach arising out of related to this Agreement.

(d)           As to any dispute or controversy which under the terms of this Agreement is a proper subject to arbitration, no suit at law or in equity based on such dispute or controversy shall be instituted by either party other than a suit to confirm, enforce, vacate, modify or correct

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the award of the arbitrator as provided by law; provided, however, that this clause shall not limit Company’s right to obtain any provisional remedy including, without limitation, injunctive relief, write for recovery of possession or similar relief from any court of competent jurisdiction, as may be necessary in Company’s sole subjective judgment to protect its property rights. Any award rendered arising out of such arbitration shall be final and binding upon the parties hereto, and shall be entered as a final and binding judgment in any U.S. court of law at the option of the prevailing party.

16.           Severability.  If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

17.           Waiver; Amendment; Modification.  The waiver by Company of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by Company. No waiver by Company of, or consent by Company to, a breach by Employee, will constitute a waiver of, consent to or excuse of any other or subsequent breach by Employee. This Agreement may be amended or modified only with the written consent of both Employee and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

18.           Entire Agreement.  This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

Employee certifies and acknowledges that Employee has carefully read all of the provisions of this Agreement and that Employee understands and will fully and faithfully comply with such provisions.

Echo Global Logistics LLC			(“Employee”)

By:	/s/ Authorized Person	/s/ Scott Pettit

Title:	Authorized Person	Printed Name:	Scott Pettit

Dated:	12/19/2007	Dated:	12/19/2007

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